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                                                              EXHIBIT (b)(10)(a)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statements of Additional Information constituting part of this Post-Effective Amendment No. 8 under the Securities Act of 1933 and Amendment No. 9 under the Investment Company Act of 1940 to the registration statement of the CG Variable Annuity Separate Account II on Form N-4 of our reports dated February 10, 1998 and February 20, 1998, relating to the consolidated financial statements of Connecticut General Life Insurance Company and the financial statements of CG Variable Annuity Separate Account II of Connecticut General Life Insurance Company, respectively, which appear in such Statements of Additional Information. We also consent to the reference to us under the heading "Experts" in such Statements of Additional Information.



PRICE WATERHOUSE LLP
Hartford, Connecticut
April 22, 1998